Exhibit 107
CALCULATION OF FILING FEE TABLE

Schedule 14A
(Form Type)

Logility Supply Chain Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation
	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$495,401,537.80	(1)(2)	0.00015310	$75,845.98	(2)
Fees Previously Paid	$—			$—
Total Transaction Valuation	$495,401,537.80
Total Fees Due for Filing				$75,845.98
Total Fees Previously Paid				$—
Total Fee Offsets				$—
Net Fee Due				$75,845.98

(1)	Aggregate number of securities to which the transaction applies:

As of February 18, 2025, the maximum number of shares of common stock, par value $0.10 per share (“Company common stock”), of Logility Supply Chain Solutions, Inc. (the “Company”) to which this transaction applies is estimated to be 37,166,646, which consists of:

(a)	33,689,059 shares of Company common stock issued and outstanding;

(b)
3,050,000 shares of Company common stock underlying outstanding stock options granted under Company equity incentive plans that have an exercise price that is less than $14.30 and are entitled to receive the per share merger consideration of $14.30 minus the applicable exercise price;

(c)	83,587 shares of Company common stock underlying outstanding restricted stock units granted under Company equity incentive plans; and

(d)	344,000 shares of Company common stock remaining available for issuance under Company equity incentive plans.

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Estimated solely for the purposes of calculating the filing fee, the proposed maximum aggregate value of the transaction was calculated based on the sum of:

(a)	the product of 33,689,059 shares of Company common stock issued and outstanding and the per share merger consideration of $14.30;

(b)
the product of 3,050,000 shares of Company common stock underlying outstanding stock options granted under Company equity incentive plans that have an exercise price that is less than $14.30, and $2.47 (which is the difference between the per share merger consideration of $14.30 and the weighted-average exercise price of such stock options of $11.83);

(c)	the product of 83,587 shares of Company common stock underlying outstanding restricted stock units granted under Company equity incentive plans and the per share merger consideration of $14.30; and

(d)	the product of 344,000 shares of Company common stock remaining available for issuance under Company equity incentive plans and the per share merger consideration of $14.30.

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00015310.